Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-12867) of Coley Pharmaceutical Group, Inc. of our report dated March 23, 2006 relating to the financial statements, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 23, 2006